EX-10.38

EIGTH AMENDMENT TO

CURTISS-WRIGHT ELECTRO-MECHANICAL DIVISION

PENSION PLAN

WHEREAS, pursuant to Section 18 of the Curtiss-Wright Electro-Mechanical Division Pension Plan (the “Plan”), the Administrative Committee (the “Committee”) may amend the Plan; and

WHEREAS, the Committee desires to amend the Plan to merge it into the Curtiss Wright Corporation Retirement Plan (the “C-W Plan”).

NOW, THEREFORE, IT IS RESOLVED, that the Plan is amended in the following respects, as of the dates set forth below”

1.	The Plan shall be, and hereby is, merged into the C-W Plan, effective January 1, 2007, with the surviving plan being the C-W Plan.

2.

Effective January 1, 2007, the liability for benefits of the Plan shall become the obligation of the C-W Plan and the participants (and beneficiaries thereof) of the Plan shall look to the assets of the C-W Plan for payment of their benefits and as of that date the liability of the Plan for such benefits shall cease.

3.

The trustee of the C-W Plan master trust is hereby authorized to accept the trust account funds attributable to the Plan and merge such funds with the trust account attributable to the C-W Plan as soon as practicable on or after January 1, 2007.

4.

The foregoing resolutions are subject to and conditioned upon said resolutions not adversely affecting the continued qualified status of the C-W Plan under Section 401 of the Code or the tax-exempt status of their related trust under Section 501 of the Code.

5.

Any proper officer or officers of the Employer are hereby authorized and empowered to do or cause to be done all such further acts and things as shall be necessary and proper to implement the foregoing resolutions.

The foregoing amendment shall apply to any Employee, former Employee or beneficiary who is receiving benefits under the Plan or whose benefits have not commenced under the Plan as of the effective date of this amendment.

IN WITNESS THEREOF, this amendment has been executed on this 1st day of January, 2007.